KnowBe4 to Acquire SecurityAdvisor, Introduces a New Information Security Category “Human Detection and Response”

TAMPA BAY, Fla. – October 21, 2021 – KnowBe4, Inc. (NASDAQ: KNBE), the provider of the world's largest security awareness training and simulated phishing platform, announced that they have entered into a material definitive agreement to acquire SecurityAdvisor for an estimated total purchase consideration of approximately $80 million, to be paid through a combination of cash and stock with both upfront and earnout components. The acquisition is expected to close during the fourth quarter of 2021, subject to the satisfaction of customary closing conditions.

The innovative SecurityAdvisor technology utilizes integrations with over 50 leading vendors in the cybersecurity ecosystem to identify and correlate human behavior-driven security alerts generated across each layer of the existing security stack. These alerts are mapped to relevant micro-learning opportunities that are pushed out to users via enterprise instant messaging apps, such as Slack and Microsoft Teams, immediately educating the user. The future integration of KnowBe4’s existing security awareness platform with real-time user behavior activity and micro-learning will be a new milestone in defending against social engineering attacks. In addition, we believe we will have the ability to feed this correlated user behavior data back to the Security Operations Center, enabling security teams to identify and remediate gaps in the overall cybersecurity architecture and help make customers’ existing investments in security products more valuable.

“We remain committed to strengthening the human defense layer within security architecture and, with the addition of the SecurityAdvisor technology to the existing KnowBe4 platform, we believe we are creating a new category of security called Human Detection and Response or HDR,” said Stu Sjouwerman, founder and chief executive officer of KnowBe4. “We see this combination as a great addition to the existing capabilities of our platform as we believe it will enable true behavioral change and help build a more effective and mature security culture much faster. Finally, we view the addition of SecurityAdvisor to our platform as an accelerator to our product roadmap.”

“This acquisition is expected to expand our total addressable market through the addition of HDR functionality to the platform and will provide immediate enhancements to our R&D teams. This addition to our cross-sell capabilities will also provide an opportunity for us to continue to grow with our existing customer base.” added Krish Venkataraman, KnowBe4’s co-president and chief financial officer.

Through this acquisition, KnowBe4 will continue to add deeper insights into human behavior through the correlation of real-world, real-time human security events by expanding the capabilities of its security awareness platform across the security stack.

KnowBe4 will host a conference call today, October 21, 2021, to discuss the Acquisition at 8:30 AM EDT.

Conference Call: (833) 529-0227 (US/Canada Toll Free) or (236) 738-2273
Conference ID: 4379468
Webcast: https://investors.knowbe4.com/investor-relations

A recorded webcast of the event will also be available shortly after the call and will be made available for one year on the KnowBe4 Investor Relations website (https://investors.knowbe4.com). A copy of the slide presentation to be used during the conference call will be available on the company’s Investor Relations website and will be filed with the SEC on Form 8-K.

About KnowBe4
KnowBe4 is the leading provider of “new-school” security awareness training and simulated phishing platform. Our mission is to enable your employees to make smarter security decisions, every day. Through our subscription-based services, your organization will have access to the leading security awareness training platform.

Investor Relations Contact
KnowBe4, Inc.

Ken Talanian
ir@knowbe4.com

Public Relations Contact
KnowBe4, Inc
Kathy Wattman
pr@knowbe4.com